Exhibit 4.2

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF.  THIS GLOBAL NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	REGISTERED

No. R—	$[ ]

CUSIP No.

ASSURED GUARANTY US HOLDINGS INC.

[      ]% Senior Notes due

Assured Guaranty US Holdings Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [PRINCIPAL AMOUNT] Dollars ($[PRINCIPAL AMOUNT]) on [MATURITY DATE] and to pay interest thereon from May •, 2004 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on [INTEREST PAYMENT DATE] and [INTEREST PAYMENT DATE] in each year (each, an “Interest Payment Date”), commencing [FIRST INTEREST PAYMENT DATE], 2004, at the rate of [COUPON]% per annum, until the principal hereof is paid or duly made available for payment.  Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months.  If any Interest Payment Date or the maturity date falls on a day that is not a

Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be, to such next Business Day.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such interest, which shall be [RECORD DATE] or [RECORD DATE] (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant regular record date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

Payment of the principal of, any premium, and the interest and any Additional Amounts on this Note will be made at the office or agency of the Company and the Guarantor (as defined below) maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company or the Guarantor, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to DTC or any successor Depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

ATTEST:		ASSURED GUARANTY US HOLDINGS INC.

By:		By:
	Name:		Name:
	Title:		Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: May •, 2004	THE BANK OF NEW YORK, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

Section 1.  Indenture; Ranking

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), fully and unconditionally guaranteed (the “Guarantee”) as to payment of principal, premium, if any, interest and any Additional Amounts (as defined in Section 3 hereof) by Assured Guaranty Ltd., a Bermuda company (the “Guarantor”), issued and to be issued in one or more series under an Indenture, dated as of May 1, 2004 (herein called, together with all indentures supplemental thereto, the “Indenture”), among the Company, the Guarantor and The Bank of New York, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders, and of the terms upon which the Notes are, and are to be, authenticated and delivered.

The Notes are senior unsecured obligations of the Company initially limited to $200,000,000 aggregate principal amount at any one time outstanding; provided, however, that the aggregate principal amount of the Notes may be increased in the future, without the consent of the Holders, on the same terms and with the same CUSIP numbers as the Notes.  This Note is one of a series designated as •% Senior Notes due • of the Company.  The Notes will rank equally with all other unsecured senior indebtedness of the Company from time to time outstanding.  The Notes will be structurally subordinated to all obligations of the Company’s subsidiaries from time to time outstanding, including claims with respect to trade payables

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company and the Guarantor, which are absolute and unconditional, to pay the principal of, any premium, interest and any Additional Amounts on this Note, at the times, place and rate, and in the coin or currency, herein prescribed.

Section 2.  Optional Redemption

The Notes may be redeemed in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the Notes to be redeemed and

(2) the sum of the present values of the remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) on the Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus •  basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an

Independent Investment Banker as having a maturity comparable to the remaining term  “Remaining Life”) of the Notes to be redeemed.

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means either Banc of America Securities LLC or J.P. Morgan Securities Inc., and their respective successors, or, if both firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and J.P. Morgan Securities Inc., or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the issuer will substitute another Primary Treasury Dealer and (2) any three other Primary Treasury Dealers selected by the Independent Investment Banker after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Holders of Notes to be redeemed will be sent notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days and not less than 30 days before the redemption date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.

Section 3.               Additional Amounts.

The Company and the Guarantor will make all payments under or with respect to the Notes and the Guarantee free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter “Taxes”) imposed or levied by or on behalf of the United States of America or Bermuda, or any political subdivision or any authority or agency therein or thereof having power to tax (a “Taxing Jurisdiction”), unless the Company or the Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.  As used in this Note, the term ‘‘Taxes’’ shall not include (i) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment, or governmental charge; (ii) any Tax payable otherwise than by withholding from payments in respect of the Notes or the guarantees; and (iii) any Tax imposed by reason of payments on the Notes being treated as ‘‘contingent interest’’ within the meaning of Section 871(h)(4) of the Internal Revenue Code of 1986, as amended (the “Code”)

If the Company or the Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Jurisdiction from any payment made under or with respect to the Notes or the Guarantee, the Company or the Guarantor shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by Holders of the Notes after such withholding or deduction (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to any Taxes to the extent such Taxes would not have been so imposed:

(1)           but for the relevant Holder (or the beneficial owner of such Notes) (i) having any present or former connection with the Taxing Jurisdiction, including, without limitation, being or having been a citizen or resident thereof, or having been present, having been incorporated in, having engaged in a trade or business or having (or having had) a permanent establishment or principal office therein, (ii) being a controlled foreign corporation within the meaning of Section 957(a) of the Code related within the meaning of Section 864(d)(4) of the Code to the Company or the Guarantor, (iii) being an actual or constructive owner of 10 percent or more of the total combined voting power of all classes of stock of the Company or the Guarantor entitled to vote, (iv) being a bank for United States federal income tax purposes whose receipt of interest on the Note is described in Section 881(c)(3)(A) of the Code or (v) being subject to backup withholding as of the date of the purchase by the Holder of the Note;

(2)           but for the failure of the relevant Holder (or the beneficial owner of such Notes) to use its reasonable best efforts, to the extent such Holder (or beneficial owner) is legally entitled to do so, to comply upon written notice by the Company or the Guarantor delivered 60 days prior to any payment date with a request to satisfy any certification, identification or other reporting requirements, which shall include any applicable forms or instructions, whether imposed by statute, treaty, regulation, or administrative practice, concerning the nationality or residence of such Holder or the connection of such Holder with the Taxing Jurisdiction;

(3)           but for an election by the Holder of such Notes, the effect of which is to make one or more payments in respect of such Notes subject to United States federal income tax or withholding tax provisions;

(4)           if the payment could have been made without such deduction or withholding if the relevant Holder had presented such Note for payment within 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had such Note been presented on the last day of such 30-day period),

(5)           with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, member or beneficial owner been the actual Holder of such Note (but only if there is no material cost or expense associated with transferring such Notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); and

(6)           any combination of items (1), (2, (3), (4) or (5) above.

                Section 4.               Redemption for Changes in Withholding Taxes.

The Company will be entitled to redeem the Notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Company or the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts or indemnification payments as a result of:

•               a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Taxing Jurisdiction, which change or amendment is announced after May •, 2004; or

•               any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced after May •, 2004,

and, in each case, the Company or the Guarantor, as applicable, cannot avoid such obligation by taking reasonable measures available to it.

Before the Company publishes or mails notice of redemption of the Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and an opinion of independent legal counsel of recognized standing stating that the Company or the Guarantor, as applicable, would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Section 5.  Sinking Fund

The Notes are not subject to any sinking fund.

Section 6.  Denominations; Transfer; Exchange

The Notes are issuable in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  A Holder may transfer or exchange Notes in accordance with the Indenture.  Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange any Notes selected for redemption or to transfer or exchange any Notes for a period of 15 days prior to the mailing of a notice of redemption of Notes to be redeemed.

A global Note deposited with the Depository or the Trustee shall be transferred  to the beneficial owner thereof in the form of certificated Notes only if (i) the depositary for the global Note notifies the Company that it is unwilling, unable or ineligible to continue as depositary for the global Note and the Company does not appoint a successor depositary within 90 days after the Company receives that notice of unwillingness or ineligibility; (2)  the Company notifies the Trustee in writing that the Company elects to cause the issuance of the  Notes in certificated form; or (3) an Event of Default has occurred and is continuing with respect to the Notes.  Upon surrender by the depositary of the global Note, certificated Notes will be issued to each Person that the depositary identifies as the beneficial owner of the Notes represented by the global Note.  Upon any such issuance, the Trustee is required to register the certificated Notes in the name of the Person or Persons or the nominee of any of these Persons and cause the same to be delivered to these Persons.  None of the Company, the Guarantor or the Trustee shall be liable for any delay by the depositary or any participant or indirect participant in identifying the owners of beneficial interests in the global Notes and each of them may conclusively rely on, and will be protected in relying on, instructions from the depositary for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

Section 7.  Events of Default.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Section 8.  Modification and Waiver.

                The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the Indenture and the Notes at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of at least a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain covenants of the Indenture. In addition, the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, may waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Section 9.  Persons Deemed Owners.

The registered Holder may be treated as the owner of it for all purposes.

Section 9.  Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

Section 11  Discharge and Defeasance.

Subject to certain conditions, the Company and the Guarantor at any time may terminate some of or all of their obligations under the Notes, the Guarantee and the Indenture if the Company or the Guarantor deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Section 12  Trustee Dealings with the Company.

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

Section 13  No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company or the Guarantor shall not have any liability for any obligations of the Company or the Guarantor, as the case may be, under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Notes.

Section 14  Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

Section 15  Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 16  CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security  Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Section 17  Defined Terms.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT		—
(Minor)

Custodian	—
(Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:
Signature:

Notice:	The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guaranty:

 Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.